                                                                    Exhibit 2.12


                         STOCK PURCHASE AGREEMENT (OI)

          This Stock Purchase Agreement ("Agreement") is made as of the 17th day of August, 2000, by and between Internet Law Library, Inc., a Delaware corporation ("Buyer"), and Jack Ben Ezra ("Seller"). This Agreement is contingent upon Buyer being able to purchase an aggregate of 68 percent of the outstanding stock of Compass Data Systems, a Nevada corporation (the "Company").

                             W I T N E S S E T H:

          WHEREAS, Seller owns 2,525,711 shares of the issued and outstanding shares of capital stock of Compass Data, Systems, a Nevada corporation (the "Company");

          WHEREAS, Seller desires to sell and convey to Buyer, and Buyer desires to purchase from Seller, all of the capital stock of the Company owned by Seller.

          NOW, THEREFORE, for and in consideration of the premises and of the mutual representations, warranties, covenants and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions hereinafter set forth, the parties do hereby agree as follows:

          1.   PURCHASE AND SALE

               Purchase of Stock. On the Closing Date (as defined below), Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, all of the issued and outstanding shares of common stock of the Company owned by Seller for a total consideration of $768,473 (the "Total Consideration"), the determination of which is defined below. If the total shares of Compass Data Systems purchased by Internet Law Library, Inc., does not equal 68 percent, in the aggregate, of the outstanding stock of Compass Data Systems, then this Agreement is void, at the option of Buyer.

               Purchase from Individual Selling Shareholder: This document conveys 2,525,711 shares of Compass Data Systems common stock from Jack Ben Ezra, Seller, to Buyer.

               Type of Consideration. The Total Consideration is to be paid in shares of common stock of the Buyer, par value, $0.001 per share (the "Buyer Shares"), restricted under Section 144 of the Rules of the Securities and Exchange Commission. The number of shares to be delivered by Buyer will be determined as the percentage derived from dividing the total number of shares of Compass Data, Inc., purchased by Buyer, divided by the total number of shares of Compass Data, Inc., issued and outstanding, which percentage is then multiplied by $3.6 million, the total of which become the numerator, to be divided by the average closing price of Buyer's stock during the 20 trading days immediately preceding the Closing, the denominator.

Example follows:
                                    Example

Shares purchased by Internet LL   =      % ($3.6 million)  =    Total $ Value of              CompassData shares
-------------------------------
outstanding                              CompassData Shares
                                                                                Purchased

(Total $ Value of

CompassData Shares    ) Average closing price = # of shares to be delivered by Buyer
Purchased)

The average closing price will be determined by adding the closing price of the stock on each of the 20 days immediately preceding Closing and dividing by 20. However, in no event will the denominator be less than $1 or more than $4. In no event will the number of shares delivered by Buyer be greater than 3.6 million shares or less than 900,000 shares.

          2. Representations and Warranties of Seller with Respect to the Company

     Seller individually represents and warrants to Buyer, to the best of his knowledge, as follows:

     (A)  Representations and Warranties of Seller

          Authorization. This Agreement has been signed and delivered by the Seller and constitutes the valid and binding obligation of Seller, enforceable in accordance with its terms, except that

          (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors' rights generally;

          (ii) the remedies of specific performance and injunctive relief are subject to certain equitable defenses and to the discretion of the court before which any proceedings may be brought; and

          (iii) rights to indemnification hereunder may be limited under applicable securities laws (the "Equitable Exceptions"). The Seller has full corporate power, capacity, and authority to sign this Agreement and any other necessary agreements and documents.

     3.   Representations and Warranties of the Seller

     Seller represents and warrants as more specifically set forth hereafter that the representations and warranties in this section as they apply to him are true and correct as of the date of this Agreement and at the time of the Closing.

     (A) Authority; Ownership. Seller has the full legal right, power, and authority to enter into this Agreement. Seller owns beneficially (subject to any community property interest of his or her spouse) and of record the Company Shares as described in this Agreement and the Company Shares owned by Seller are owned free and clear of all Liens other than standard state and federal securities laws private offering restrictions.

     (B) Preemptive Rights. Seller does not have, or hereby waives, any preemptive or other right to acquire Company Shares that Seller have or may have had.

     (C) Validity of Obligations. This Agreement has been signed and delivered and constitutes the legal, valid, and binding obligations of Seller that is a party thereto in accordance with their respective terms.

     (D) Absence of Claims Against the Company. Seller does not have any claims against the Company other than as disclosed herein.

     (E) Accredited Investor. Seller is an "accredited investor," as that term is defined by Rule 501 of Regulation D, promulgated under the Securities Act of 1933, as amended (the "Securities Act").

     (F) Investment Intent. Seller is acquiring the Buyer's Shares in his own name and account and not with a view to, or for resale in connection with, any distribution thereof in violation of applicable securities laws.

     (G) Buyer Shares Not Registered. Seller acknowledges that the Buyer Shares have not been registered under the Securities Act or applicable state securities laws, and that they must be held in accordance with Rule 144 of the Securities and Exchange Commission.

     (H) Risk of Investment. Seller recognizes, acknowledges, and warrants that he has such knowledge and experience as to be capable of evaluating the merits and risks of the investment in Buyer and is aware of the speculative nature of and risks of loss associated with such investment.


     4.   Representations and Warranties of Buyer

     Buyer represents and warrants to Seller as follows:

     (A) Organization and Authorization. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware with all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted. Buyer has all requisite corporate power, capacity, and authority to sign and deliver this Agreement and all other necessary agreements and documents. The execution and delivery of this Agreement and such other agreements and documents by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by Buyer and no other corporate action on the part of Buyer is necessary to authorize the transactions contemplated hereby. This Agreement has been duly signed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable in accordance with its terms, subject to the Equitable Exceptions.

     (B) No Violations. The execution and delivery of this Agreement and the other agreements and documents contemplated hereby by Buyer and the consummation of the transactions contemplated hereby will not (a) violate any provision of the certificate of incorporation or bylaws of Buyer, (b) violate any statute, rule, regulation, order or decree of any public body or authority by which Buyer or its properties or assets are bound, or (c) result in a violation or breach of, or constitute a default under or result in the creation of any encumbrance upon, or create any rights of termination, cancellation or acceleration in any person with respect to any agreement, contract, indenture, mortgage, or instrument to which Buyer is a party or any of its properties or assets is bound.

     (C) Consents. No consent, approval, or other authorization of any governmental authority or third party is required as a result of or in connection with the execution and delivery of this Agreement and the other agreements and documents to be executed by Buyer or the consummation by Buyer of the transactions contemplated hereby.

     (D) Investment Intent. Buyer is acquiring the Seller's Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

     (E) Limitation of Warranties. Except as expressly set forth in any agreement, document, or instrument executed in connection with this Agreement, Buyer does not make any express or implied representation or warranty of any kind.

     (F) The Buyer Shares. The Buyer Shares when delivered hereunder will be duly authorized, validly issued, and fully paid and nonassessable. The Buyer Shares will be issued pursuant to Section 4(2) of the Securities Act. Any certificates representing Buyer Shares issued to any Seller will contain a restrictive legend.


     5.   Covenants of the Parties

     (A) Approvals and Consents. Seller will use his best efforts (i) to cause all conditions to the obligations of Buyer under this Agreement over which he is are able to exercise influence or control to be satisfied prior to the Closing Date and (ii) to obtain promptly and to comply with all requisite statutory, regulatory, or court approvals, third party releases and consents, and other requirements necessary for the valid and legal consummation of the transactions contemplated hereby.

     (B) No Solicitation. Except with respect to Buyer and its Affiliates, after the date hereof, Seller shall not, and Seller shall cause the Company and the respective officers, directors, employees, agents, and representatives of Seller and the Company (including, without limitation, any investment banker, attorney, or accountant retained by any of them) not to (i) initiate or solicit, directly or indirectly, any inquiries or the making of any proposal with respect to a merger, consolidation, sale of shares of capital stock or similar transaction involving, or any purchase of all or any significant portion of the assets (other than in the ordinary course of business) of, or any equity interest in, the Company (an "Acquisition Transaction"), or (ii) engage in any negotiations concerning, or provide to any other person any information or data relating to the Company for the purposes of or have any discussions with any person relating to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage any effort or attempt by any other person to seek or effect, an Acquisition Transaction. Seller shall promptly advise Buyer of, and communicate to Buyer the terms of, any such inquiry or proposal the Company or Seller may receive.

     6.   Conditions to Obligations of Buyer

     The obligation of Buyer to purchase Seller's Shares at the Closing, shall be subject to the satisfaction of each of the following conditions at or prior to the Closing:

     (A) Representations and Warranties. Each representation and warranty of Seller contained in this Agreement and in any Schedule or other disclosure in writing from Sellers shall be true and correct when made, and shall be true and correct on and as of the Closing Date with the same effect as though such representation and warranty had been made on and as of the Closing Date.

     (B) Covenants of Seller. All of the terms, covenants, conditions, and agreements herein on the part of Seller to be complied with or performed on or before the Closing Date shall have been fully complied with and performed.

     (C) Absence of Litigation. No inquiry, action, suit, or proceeding shall have been asserted, threatened, or instituted (i) in which it is sought to restrain or prohibit the carrying out of the transactions contemplated by this Agreement or to challenge the validity of such transactions or any part thereof,
(ii) which could, if adversely determined, result in any Material Adverse Effect or (iii) as a result of which, in the reasonable judgment of Buyer, Buyer would be deprived of the material benefits of the ownership of the Seller's Shares.

     (D) Consents and Approvals. All material authorizations, consents, approvals, waivers and releases, if any, necessary for Seller to consummate the transactions contemplated hereby shall have been obtained and copies thereof shall be delivered to Buyer.

     (E) Certificates. Seller shall have delivered to Buyer (i) certificates of the appropriate governmental authorities, dated as of a date not more than twenty (20) days prior to the Closing Date, attesting to the existence and good standing of the Company in the States of Nevada and Utah; (ii) a copy, certified by the Secretary of State of Nevada as of a date not more than twenty (20) days prior to the Closing Date, of the charter and all amendments thereto of the Company; (iii) a copy certified by the Secretary of the Company, dated the Closing Date, of the bylaws of the Company; and (iv) certificates, dated the Closing Date, of the Secretary of the Company, relating to the incumbency and corporate proceedings in connection with the consummation of the transactions contemplated hereby.

     (F) Shareholder Release. Seller shall have executed and delivered to Buyer immediately prior to the Closing Date an instrument dated the Closing Date releasing the Company from any and all claims of the Seller against the Company and obligations of the Company to the Seller, except for items specifically identified thereon as being claims of or obligations to the Seller and continuing obligations to Seller relating to his employment by the Company.

     (G) Opinion of Counsel. Seller acknowledges that he understands his right to seek an opinion of counsel of his choosing and that he has had an opportunity to do so before signing this Agreement.

     (H) No Material Adverse Effect. There shall not have been any Material Adverse Effect.

     (I) No Transfers to Affiliates. Except as otherwise expressly contemplated by this Agreement, the Company shall not have distributed or transferred any of its assets or properties, or made any payments, to or for the benefit of any of its Affiliates.

     (J)  Due Diligence Review

     The due diligence review of the Company (including, without limitation, legal, financial, operational and environmental matters) to be conducted by or on behalf of Buyer shall have been completed in a manner satisfactory to Buyer and shall not reveal or produce adverse facts with respect to the Company, its premises, business, operations, financial condition or prospects which are not otherwise disclosed in this Agreement or any Schedule attached.

     No condition shall exist that was not disclosed in writing to Buyer prior to the date hereof that would have a Material Adverse Effect.

     (K) Stock Certificates. Seller shall have tendered certificates representing the Company Shares owned by him, duly endorsed in blank or accompanied by appropriate stock powers, in proper form for transfer, with all transfer taxes paid.

     7.   Conditions to Obligations of Seller

     The obligations of Seller to sell his Shares and to cause the other transactions contemplated hereby to occur at the Closing shall be subject, except as Seller may waive in writing, to the satisfaction of each of the following conditions at or prior to the Closing:

     (A) Representations and Warranties. Each representation and warranty of Buyer contained in this Agreement and in any Schedule or other disclosure in writing from Buyer shall be true and correct when made, and shall be true and correct on and as of the Closing Date with the same effect as though such representation and warranty had been made on and as of the Closing Date.

     (B) Covenants of Buyer. All of the terms, covenants, conditions, and agreements herein on the part of Buyer to be complied with or performed on or before the Closing Date shall have been fully complied with and performed.

     (C) Absence of Litigation. No inquiry, action, suit or proceeding shall have been asserted, threatened or instituted in which it is sought to restrain or prohibit the carrying out of the transactions contemplated by this Agreement or to challenge the validity of such transactions or any part thereof.

     (D) Consents and Approvals. All material authorizations, consents, approvals, waivers and releases, if any, necessary for Buyer to consummate the transactions contemplated hereby shall have been obtained and delivered to Seller.

     (E) Stock Certificates. Buyer shall have delivered or cause to be delivered to Seller stock certificates representing the Buyer Shares in the amounts specified in this Agreement.

     8.   Closing

     (A) Closing. The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Compass Data Systems, or such other place as is agreed to by Buyer and Seller, on August 17, 2000, or such other date as the parties may agree upon in writing (the "Closing Date").

     (B) Delivery of the Company Shares. At the Closing, Seller shall deliver or cause to be delivered to Buyer the stock certificate(s) evidencing all of the Company Shares owned by them, duly endorsed or accompanied by duly executed stock powers assigning the Company Shares to Buyer and otherwise in good form for transfer.

     (C) Delivery of the Buyer Shares. At the Closing, Buyer shall deliver or cause to be delivered to Seller the stock certificates evidencing the Buyer Shares to be transferred hereunder.

     9.   Termination Prior to Closing

     (A) Termination. This Agreement may be terminated and abandoned at any time prior to the Closing:

     By the written mutual consent of Buyer and Seller;

     By Buyer on the Closing Date if any of the conditions to obligations of Buyer shall not have been fulfilled on or prior to the Closing Date;

     By Sellers on the Closing Date if any of the conditions to obligations of Seller shall not have been fulfilled on or prior to the Closing Date;

     By either Buyer or Seller if the Closing shall not have occurred on or before October 1, 2000; and

     By Buyer, upon written notice to Seller, if the examination of the Company, including its assets, liabilities, operations, business and prospects, by Buyer, or its representatives or agents, discloses the existence or nonexistence of any matters or things that, in the sole judgment of Buyer, would be reasonably likely to result in a material loss or damage to Buyer or the Company or a material diminution in value of the Company.

     In the event of a termination pursuant to this article, each party will bear its own costs and expenses incurred with respect to the transactions contemplated hereby.

     10.  Indemnification

     (A)  Buyer's Losses

     Seller agrees to indemnify and hold harmless Buyer and its directors, officers, employees, representatives, agents, and attorneys from, against and in respect of any and all Buyer's Losses (as defined below) suffered, sustained, incurred or required to be paid by any of them by reason of (i) any representation or warranty made by the Company or Seller in or pursuant to this Agreement (including, without limitation, the representations and warranties contained in any schedule or certificate delivered pursuant hereto) being untrue or incorrect in any respect and without regard to any "materiality," "material adverse effect," or "substantial compliance" or similar exception or qualifier;
(ii) any liability arising from or based upon the operation of the Company through the Closing Date; or (vi) any liability arising from or based upon required consents not obtained prior to the Closing.

     "Buyer's Losses" shall mean all damages (including, without limitation, amounts paid in settlement with the Seller's consent, which consent may not be unreasonably withheld), losses, obligations, liabilities, claims, deficiencies, costs and expenses (including, without limitation, reasonable attorneys' fees), penalties, fines, interest and monetary sanctions, including, without limitation, reasonable attorneys' fees and costs incurred to comply with injunctions and other court and Agency orders, and other costs and expenses incident to any suit, action, investigation, claim or proceeding or to establish or enforce the rights of Buyer or such other persons to indemnification hereunder.

     (B)  Seller Losses

     Buyer agrees to indemnify and hold harmless Seller and his agents and attorneys, for and in respect of any and all Seller Losses (as defined below) suffered, sustained, incurred or required to be paid by any of the Seller by reason of (i) any representation or warranty made by Buyer in this Agreement being untrue or incorrect in any respect and without regard to any "materiality," "material adverse effect," "material adverse effect" or "substantial compliance" or similar exception or qualifier; (ii) any failure by Buyer to observe or perform its covenants and agreements set forth in this Agreement or any other agreement or document executed by it in connection with the transactions contemplated hereby; or (iii) any liability for claims arising from or based upon the operation of the Company subsequent to the Closing Date, except in any instance and to the extent Seller Losses result from the negligence or misconduct of Seller.

     "Seller Losses" shall mean all damages (including, without limitation, amounts paid in settlement with the consent of Buyer, which consent may not be reasonably withheld), losses, obligations, liabilities, claims, deficiencies, costs, and expenses (including, without limitation, reasonable attorneys' fees), penalties, fines, interest and monetary sanctions, including, without limitation, reasonable attorneys' fees and costs incurred to comply with injunctions and other court and Agency orders, and other costs and expenses incident to any suit, action, investigation, claim or proceeding or to establish or enforce the right of Seller or such other persons to indemnification hereunder.

     (C)  Notice of Loss

     Except to the extent set forth in the next sentence, a party to the Agreement will not have any liability under the indemnity provisions of this Agreement with respect to a particular matter unless a notice setting forth in reasonable detail the breach or other matter which is asserted has been given to the Indemnifying Party (as defined below) and, in addition, if such matter arises out of a suit, action, investigation, proceeding or claim, such notice is given promptly, but in any event within thirty (30) days after the Indemnified Party (as defined below) is given notice of the claim or the commencement of the suit, action, investigation or proceeding. Notwithstanding the preceding sentence, failure of the Indemnified Party to give notice hereunder shall not release the Indemnifying Party from its obligations under this article, except to the extent the Indemnifying Party is actually prejudiced by such failure to give notice. With respect to Buyer's Losses, Environmental Costs and Employee Claims, Sellers shall be the Indemnifying Party and Buyer and its directors, officers, employees, representatives, agents and attorneys shall be the Indemnified Party. With respect to Seller Losses, Buyer shall be the Indemnifying Party and Seller and his agents and attorneys shall be the Indemnified Party.

     (D) Right to Defend. Upon receipt of notice of any suit, action, investigation, claim, or proceeding for which indemnification might be claimed by an Indemnified Party, the Indemnified Party shall have the option of electing to defend, contest or otherwise protect against such suit, action, investigation, claim or proceeding, with the costs and expenses of such defense to be borne by the Indemnifying Party, and the Indemnifying Party must cooperate in any such defense or other action. The Indemnifying Party shall have the right, but not the obligation, to participate at its own expense in a defense thereof by counsel of its own choosing, but the Indemnified Party shall be entitled to control the defense unless otherwise determined by the Indemnified Party or if the Indemnified Party fails to assume defense of the matter. In the event the Indemnified Party shall fail to defend, contest or otherwise protect in a timely manner against any such suit, action, investigation, claim or proceeding, the Indemnifying Party shall defend, contest or otherwise protect against the same and make any compromise or settlement thereof, and shall pay all costs thereof, including, without limitation, reasonable attorneys' fees, disbursements and all amounts paid as a result of such suit, action, investigation, claim or proceeding or the compromise or settlement thereof; provided, however, that the Indemnifying Party must send a written notice to the Indemnified Party of any such proposed settlement or compromise, which settlement or compromise the Indemnified Party may reject, in its reasonable judgment, within 30 days of receipt of such notice. Failure to reject such notice within such 30-day period shall be deemed an acceptance of such settlement or compromise. The Indemnified Party shall have the right to effect a settlement or compromise over the objection of the Indemnifying Party; provided, that if the Indemnifying Party has assumed the defense from the Indemnified Party upon the election of the Indemnified Party, the Indemnified Party waives any right to indemnity therefor. If the Indemnifying Party undertakes the defense of such matters upon the election of the Indemnified Party, the Indemnified Party shall not, so long as the Indemnifying Party does not abandon the defense thereof, be entitled to recover from the Indemnifying Party any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than the reasonable costs of investigation undertaken by the Indemnified Party with the prior written consent of the Indemnifying Party.

     (E) Cooperation. Buyer and Seller, and Seller's affiliates, successors, and assigns, shall cooperate with each other in the defense of any suit, action, investigation, proceeding, or claim by a third party and, during normal business hours, shall afford each other access to their books and records and employees relating to such suit, action, investigation, proceeding or claim and shall furnish each other all such further information that they have the right and power to furnish as may reasonably be necessary to defend such suit, action, investigation, proceeding or claim, including, without limitation, reports, studies, correspondence and other documentation relating to Environmental Protection Agency, Occupational Safety and Health Administration, and Equal Employment Opportunity Commission matters.

     11.  Miscellaneous

     (A) Entire Agreement. This Agreement (including the exhibits and schedules hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof, and no party shall be liable or bound to the other in any manner by any representations or warranties not set forth herein.

     (B) Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any rights, interests, or obligations hereunder may be assigned by any party hereto without the prior written consent of all other parties hereto, and any purported assignment in violation of this section shall be null and void.

     (C) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

     (D) Headings. The headings of the articles and sections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

     (E) Construction. As used in this Agreement, the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular article, section, paragraph or other subdivision.

     (F) Modification and Waiver. Any of the terms or conditions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof, and this Agreement may be modified or amended by a written instrument executed by Buyer, the Company and each Seller. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

     (G) Schedules, Etc. All attachments are expressly made a part of this Agreement as though fully set forth herein.

     (H) Notices. All notices of communication required or permitted hereunder shall be in writing and may be given by (a) depositing the same in United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt request, (b) delivering the same in person to an officer or agent of such party, (c) telecopying the same with electronic confirmation of receipt.

     (i)  If to Buyer, addressed to it at:

          c/o Hunter M. A. Carr, CEO
          Internet Law Library, Inc.
          4301 Windfern Road
          Houston, Texas 77041-8915

     (ii) If to the Seller, addressed to him at:

          Jack Ben Ezra
          1006 Warm Sands Trail SE
          Albuquerque NM 87123-4334

or to such other address or counsel as any party hereto shall specify pursuant to this section from time to time.

     12.  Governing Law; Consent to Jurisdiction

     This Agreement shall be construed in accordance with laws of the state of Texas. The parties hereto expressly consent and agree that any dispute, controversy, legal action, or other proceeding that arises under, results from, concerns, or relates to this Agreement may be brought in the federal and state courts in and of the state of Texas and acknowledge that they will accept service of process by registered or certified mail or the equivalent directed to their last known address as determined by the other party in accordance with this agreement or by whatever other means are permitted by such courts. The parties hereto hereby acknowledge that said courts have jurisdiction over any such dispute or controversy, and that they hereby waive any objection to personal jurisdiction or venue in these courts or that such courts are an inconvenient forum. All remedies at law, in equity, by statute, or otherwise shall be cumulative and may be enforced concurrently or from time to time and, subject to the express terms of this agreement, the election of any remedy or remedies shall not constitute a waiver of the right to pursue any other available remedies.

     13.  Survival of Covenants, Agreements, Representations, and
          Warranties

     (A) Covenants and Agreements. All covenants and agreements made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closing and shall continue in full force and effect thereafter according to their terms without limit as to duration.

     (B) Representations and Warranties. All representations and warranties contained herein shall survive the Closing and shall continue in full force and effect thereafter for a period of three (3) years following the Closing.

     (C) Claims Made Prior to Expiration. The termination of a survival period shall not affect the rights of an Indemnified Party in respect of any claim made by such party with specificity, in good faith and in writing to the Indemnifying Party prior to expiration of the applicable survival period.

     (D) Publicity. Except as required by law, no party hereto shall issue any press release or make any public statement, in either case relating to or in connection with or arising out of this Agreement or the matters contained herein without obtaining the prior written approval of the other parties to the content and manner of presentation and publication thereof, which consent shall not be unreasonably withheld or delayed.

     (E) Expenses. Seller, on the one hand, and Buyer, on the other hand, shall be solely responsible for their respective costs and expenses incurred in connection with the transactions contemplated hereby.

     (F) Third-Party Beneficiaries. No individual or firm, corporation, partnership, or other entity shall be a third-party beneficiary of the representations, warranties, covenants, and agreements made by any party hereto.

     (G) Number and Gender of Words. Whenever the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

     (H) Specific Performance; Other Rights and Remedies. Each party recognizes and agrees that in the event the other party or parties should refuse to perform any of its or their obligations under this Agreement, the remedy at law would be inadequate and agrees that for breach of such provisions each party shall, in addition to such other remedies as may be available to it at law or in equity, be entitled to injunctive relief and to enforce its rights by an action for specific performance to the extent permitted by applicable law. Each party hereby waives any requirement for security or the posting of any bond or other surety in connection with any temporary or permanent award of injunctive, mandatory, or other equitable relief.

     (I) Further Assurances. From time to time after the Closing, at the request of any other party but at the expense of the requesting party, Buyer, or Seller, as the case may be, will execute and deliver any such other instruments of conveyance, assignment and transfer, and take such other action as the other party may reasonably request in order to consummate or evidence the transactions contemplated hereby.

     (J) Brokers and Agents. Each party represents and warrants that it has employed no broker or agent in connection with this transaction and agrees to indemnify and hold harmless the other parties against all loss, cost, damages or expense arising out of claims for fees or commissions of brokers employed or alleged to have been employed by such indemnifying party.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

     BUYER:
Internet Law Library, Inc.      Date: 8/31/00

By: /s/ Hunter M. A. Carr
Name:  Hunter M. A. Carr
Title: CEO


     SELLER:                          Date:  8/17/00

/s/ Jack Ben Ezra

                                 AMENDMENT TO
                           STOCK PURCHASE AGREEMENT
                                    Between
         Internet Law Library, Inc. (Buyer) and Jack Ben Ezra (Seller)

     Internet Law Library, Inc. (Buyer) and Jack Ben Ezra (Seller) agree that the Stock Purchase Agreement dated August 17, 2000, is amended to reflect an effective date of October 1, 2000. The "Closing Date" defined in the Agreement for purposes of calculating the number of shares to be paid by Buyer to Seller remains August 17, 2000.

     Signatures of the parties:

                       Internet Law Library, Inc., Buyer


                       By: /s/ Hunter M. A. Carr
                              Hunter M. A. Carr


                                /s/ Jack Ben Ezra
                              Jack Ben Ezra, Seller